UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2010

ACE LIMITED

(Exact name of registrant as specified in its charter)

Switzerland	1-11778	98-0091805
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bärengasse 32

CH-8001 Zurich, Switzerland

(Address of principal executive offices)

Registrant’s telephone number, including area code: +41 (0)43 456 76 00

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 18, 2010, ACE Limited (“ACE”) entered into letter of credit facility agreements (each an “LOC Agreement”) with ING Bank N.V., Lloyds TSB Bank plc, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and The Royal Bank of Scotland plc (collectively the “LOC Banks”), which collectively permit the issuance of up to $400 million of letters of credit (“LOCs”) for the account of ACE or any wholly-owned subsidiary thereof. Under each LOC Agreement, the relevant LOC Bank is committed to issue LOCs prior to December 31, 2014 and LOCs must have expiration dates on or prior to December 31, 2015. ACE expects that most LOCs issued under the LOC Agreements will be used to support the ongoing Funds at Lloyd’s requirements of certain affiliates of ACE, but LOCs may also be used for other general corporate purposes.

Two wholly-owned subsidiaries of ACE, ACE Bermuda Insurance Ltd. and ACE Tempest Reinsurance Ltd. (the “Guarantors”), have guaranteed all obligations of ACE under the LOC Agreements. The LOC Agreements currently are unsecured, but ACE may voluntarily provide cash or specified marketable securities as collateral (“Collateral”) to reduce the pricing under the LOC Agreements. In addition, an LOC Bank may require ACE to provide Collateral if the ratings of the Guarantors fall below specified levels, the amount of the outstanding LOCs under an LOC Agreement exceeds the amount of the relevant LOC Bank’s commitment thereunder due to currency fluctuations or an event of default occurs.

The covenants in the LOC Agreements are substantially similar to the covenants in other ACE group credit facilities. The covenants include limitations on liens, substantial asset sales and mergers (subject to customary exceptions and thresholds). The LOC Agreements also contain financial covenants that require:

(i) maintenance of a minimum consolidated net worth of not less than $9.570 billion (subject to an annual reset provision) plus 25 percent of cumulative net income from December 31, 2006, plus 50 percent of the net proceeds of any issuance of equity interests subsequent to December 31, 2006; and

(ii) maintenance of a ratio of total debt (excluding trust preferred securities and mezzanine capital to the extent not exceeding 15 percent of total capitalization) to total capitalization of not greater than 0.35 to 1.

In addition, the LOC Agreements have customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control and cross-default to other debt and credit agreements.

Under each LOC Agreement, ACE pays a letter of credit commission on the amount of the outstanding LOCs issued by the relevant LOC Bank and a commitment fee on the unused portion of the commitment of such LOC Bank, in each case based upon the financial strength ratings of the Guarantors (except that the letter of credit commission is reduced if ACE provides Collateral for outstanding LOCs). ACE also paid each LOC Bank a customary upfront fee and will pay customary administrative charges of the applicable LOC Bank in connection with each LOC.

The LOC Agreements replace the Letter of Credit Facility Agreement (the “Existing Agreement”) originally dated as of 19 November 1999 among ACE, as account party, certain subsidiaries thereof, as guarantors, various banks and Citibank International plc, as agent and security trustee for the banks, which permitted the issuance of up to £300 million of LOCs. ACE has made application for replacement LOCs under the LOC Agreements and has given notice of the termination of the commitments under the Existing Agreement. The Existing Agreement will terminate when all letters of credit outstanding thereunder have been cancelled.

Item 1.02 Termination of a Material Definitive Agreement

See Item 1.01 above which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACE LIMITED

By:	/s/ Robert F. Cusumano
Robert F. Cusumano
General Counsel

DATE: November 24, 2010